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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            PARADIGM TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    699005104
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages

CUSIP NO.  641149109              13G                         PAGE 2 OF 5 PAGES
         ------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ATMEL CORPORATION
            -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [  ]
            INAPPLICABLE                                             (b)   [  ]
            -------------------------------------------------------------------
    3       SEC USE ONLY

            -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            INAPPLICABLE
            -------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       1,028,050 SHARES
         NUMBER OF              -----------------------------------------------
           SHARES               6      SHARED VOTING POWER
        BENEFICIALLY                         0
          OWNED BY              -----------------------------------------------
            EACH                7      SOLE DISPOSITIVE POWER
         REPORTING                     1,028,050 SHARES
        PERSON WITH             ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                             0
                                ------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

            1,028,050
            --------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*

            INAPPLICABLE
            -------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.9%
            -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            CO
            -------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No.  641149109                                          Page 3 of  5 Pages
         ----------------

ITEM 1.
         (a)      Name of Issuer    PARADIGM TECHNOLOGY, INC.

         (b)      Address of Issuer's Principal Executive Offices
                     71 VISTA MONTANA
                     SAN JOSE, CA  95134

ITEM 2.
         (a)   Name of Person Filing   ATMEL CORPORATION

         (b)   Address of Principal Business Office or, if none, Residence
                     2325 ORCHARD PARKWAY
                     SAN JOSE, CA  95131

         (c)   Citizenship       N/A

         (d)   Title of Class of Securities       COMMON STOCK

         (e)   CUSIP Number              699005104 (PARADIGM)


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a)[ ] Broker or Dealer registered under Section 15 of the Act

        (b)[ ] Bank as defined in section 3(a)(6) of the Act

        (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d)[ ] Investment Company registered under section 8 of the Investment Company Act

        (e)[ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

        (g)[ ] Parent Holding Company, in accordance with Section 240.13d-1(b)
               (ii)(G) (Note: See Item 7)

        (h)[ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

        (a)    1,028,050



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CUSIP No.  641149109                                          Page 4 of  5 Pages
         ----------------

         (b)      Percent of Class  13.9%

         (c)      Number of shares as to which such person has:


           (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE                1,028,050
          (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE                      0
         (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF      1,028,050
          (iv) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF            0




ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
INAPPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. INAPPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
INAPPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
INAPPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
INAPPLICABLE



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CUSIP No.  641149109                                          Page 5 of  5 Pages
         ----------------

ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            July 28, 1997
                             -----------------------------------------------
                                                 Date

                                       /s/   MICHAEL ROSS
                             -----------------------------------------------
                                              Signature


                             Michael Ross,Vice President and General Counsel
                             -----------------------------------------------
                                              Name/Title